EXHIBIT 99.2

                             SBT BANKSHARES, INC.

                           NOTICE OF SPECIAL MEETING
                                OF SHAREHOLDERS

      A Special Meeting of shareholders of SBT Bankshares, Inc. (the "Company") will be held at 9:00 a.m., Colorado time, on _____________, 1998, at the Company's offices at 111 South Tejon Street, Colorado Springs, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of December 19, 1997 among the Company, State Bank and Trust of Colorado Springs (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a subsidiary of Zions, and Valley National Bank of Cortez, which has since merged into a wholly-owned subsidiary of Val Cor named Bank Colorado, National Association ("Bank Colorado"), an Agreement of Merger between the Company and Val Cor and an Agreement of Consolidation between Bank Colorado and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation and for the consolidation of the Bank and Bank Colorado to form a new national banking association (the aforementioned merger and consolidation being referred to herein collectively as the "Reorganization").

      Upon the consummation of the Plan of Reorganization, each holder of shares of Company Common Stock will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the effective date of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

      The Board of Directors has set April ___, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

      Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law.

      By order of the Board of Directors

Dated: _______________, 1998.



                                          -------------------------------
                                          John G. Jackson
                                          President


      Please mark, sign and return the enclosed proxy in the envelope provided.